As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-197397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USMD HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2866866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

USMD Holdings, Inc. 2010 Equity Compensation Plan

USMD Salary Deferral Plan

(Full title of the plans)

Chris Carr

General Counsel and Secretary

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(214) 493-4000

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy Aragon, Esq.

Matthew Eisler, Esq.

Hogan Lovells US LLP

1601 Wewatta St., Suite 900

Denver, Colorado 80202

(303) 899-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

USMD Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statement on Form S-8 to remove from registration the unsold shares of the 1,663,342 shares of the Company’s common stock, $0.01 par value per share, issuable by the Company pursuant to the USMD Holdings, Inc. 2010 Equity Compensation Plan, as amended, or the USMD Salary Deferral Plan, previously registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-197397), filed with the Securities and Exchange Commission on July 14, 2014 (the “Registration Statement”).

On September 30, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 29, 2016 (the “Merger Agreement”), by and among the Company, WellMed Medical Management, Inc., a Texas corporation (“WellMed”), and Project Z Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of WellMed (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of WellMed (the “Merger”). As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.

In connection with the Merger, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on October 3, 2016.

USMD Holdings, Inc.

By:	/s/ Chris Carr
Name:	Chris Carr
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.